Exhibit 99.8

AMENDING AGREEMENT entered into at the City of Montreal, as of the 1st day of September, 2009.

BY AND BETWEEN:	LINCOLNSHIRE HOLDINGS LIMITED, a corporation duly incorporated under the laws of Canada, herein represented by Eric H. Molson

(herein referred to as "Lincolnshire");

AND:	NOOYA INVESTMENTS LIMITED, a corporation duly incorporated under the laws of Canada, herein represented by Stephen T. Molson

(herein referred to as "Nooya");

AND:	PENTLAND SECURITIES (1981) INC., a corporation duly incorporated under the laws of Canada, herein represented by Eric H. Molson and Stephen T. Molson

(herein referred to as the "Corporation");

AND:	4280661 CANADA INC., a corporation duly incorporated under the laws of Canada, herein represented by Andrew T. Molson

(herein referred to as "Subco");

AND HERETO INTERVENED:	ERIC H. MOLSON, an executive residing at 38 Rosemont Avenue, Westmount, Québec, H3Y 3G7

(herein referred to as "Eric H. Molson");

AND:	STEPHEN T. MOLSON, an executive residing at 411 Clarke Avenue, Westmount, Québec, H3Y 3C3

(herein referred to as "Stephen T. Molson").

WHEREAS the parties and intervenants hereto have executed an amended and restated shareholders' agreement dated as of the 9th day of February, 2005 with respect to certain matters respecting the Corporation and Subco (the "Shareholders Agreement"); and

WHEREAS the parties and intervenants hereto wish to herein amend certain provisions of the Shareholders Agreement.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT:

1.	Section 3.1 of the Shareholders' Agreement is amended as follows:

1.1	by inserting after "shall be" in the first line, ": (i)"; and

1.2
by replacing the period at the end thereof with ";" and by adding "(ii) to invest in, lend to or otherwise enter into a transaction with any entity which is Controlled directly or indirectly by one or more members of the Molson Family Group (as the terms "Control" and "Molson Family Group" are defined in the Voting Trust Agreement entered into as of February 9, 2005 between The Royal Trust Company, as Trustee, Pentland Securities (1981) Inc., 4280661 Canada Inc. and Adolph Coors, Jr. Trust dated September 12, 1969).".

2.	Section 4.6.1.6 of the Shareholders' Agreement is amended by deleting the semi-colon at the end thereof and adding the words "set out in clause (i) of Section 3.1 hereof;".

3.	This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

4.
This Agreement may be executed by the parties and intervenants hereto in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  This Agreement may be executed by any party or intervenant by facsimile signature.

5.	The parties acknowledge that they have requested that this Agreement be drawn up in English. Les parties reconnaissent qu’elles ont exigé que cette convention soit rédigée en anglais.

[signatures on following page]

IN WITNESS WHEREOF the parties and intervenants hereto have executed this Agreement as of the date first above stated.

LINCOLNSHIRE HOLDINGS LIMITED

Per:
Eric H. Molson

NOOYA INVESTMENTS LIMITED

Per:
Stephen T. Molson

PENTLAND SECURITIES (1981) INC.

Per:
Eric H. Molson

Per:
Stephen T. Molson

4280661 CANADA INC.

Per:
Andrew T. Molson

INTERVENTIONS

Each of the undersigned hereby acknowledges having taken cognizance of this agreement and hereby consents and agrees to the terms thereof to the extent applicable to the undersigned and accepts all stipulations in favour of the undersigned.

Eric H. Molson	Stephen T. Molson